Exhibit 99.1

MetroCorp Announces the Appointment of Y Ping Sun to Its Board of Directors

HOUSTON, March 28, 2012 (PRNewswire) -- MetroCorp Bancshares, Inc. (the "Company") (Nasdaq:MCBI) announced today that Y Ping Sun was appointed as a Class II director to fill a vacancy existing on the Company's board of directors, effective March 27, 2012. In connection with the appointment, the Company's board of directors determined that Ms. Sun is an independent director as defined in the listing standards of NASDAQ Global Market.

George M. Lee, Executive Vice Chairman, President and Chief Executive Officer of MCBI, stated, "We are pleased and honored to have Y Ping Sun join us on the Company's board as an independent director as the Company is planning and executing its next phase of growth and market expansion.”  Lee continued “Ms. Sun has been practicing law with several distinguished New York law firms prior to her move to Houston in 2004.  Currently, she is of Counsel for the law firm of Yetter Coleman LLP, a board member of the Asia Society, Texas Center, St. John’s School, and the United Way of Greater Houston, a trustee of Texas Children’s Hospital and honorary co-chair of Rice’s Baker Institute Roundtable.  She also serves as a member of the advisory board of Rice’s Shepherd School of Music, the Kinder Institute for Urban Research, Asian Chamber of Commerce, Chinese Community Center, Houston Greeters, Julia Ideson Library Preservation Partners, and the Mayor’s International Trade and Development Council for Asia/Australia.  Ms. Sun has been recognized by several organizations for her contributions to the community, including the 2010 International Executive of the Year, Texas China Distinguished Leader in Education Award, the 2011 Asian American Leadership Award, Woman on the Move, one of the Most 50 Influential Women of 2010 and the 2012 ABC Channel 13 Woman of Distinction.  Ms. Sun received a Doctor of Jurisprudence from Columbia University School of Law and a Bachelor of Arts degree from the Woodrow Wilson School of Public and International Affairs at Princeton University with high honors.”

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2011, the Company had consolidated assets of $1.5 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company's primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Consent Order between Metro United Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; (8) increases in the level of nonperforming assets; (9) changes in the availability of funds which could increase costs or decrease liquidity; (10) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; (14) the Company's ability to raise additional capital; (15) the inability to fully realize the Company's net deferred tax asset; and (16) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2010 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

CONTACT: MetroCorp Bancshares, Inc.
George M. Lee, Executive Vice Chairman, President and Chief Executive Officer
(713) 776-3876